KINGSTONE

**FOR IMMEDIATE RELEASE**

# Kingstone Confirms Receipt of Non-Binding Proposal from Griffin Highline Capital LLC

**Kingston, NY — May 6, 2022 – Kingstone Companies, Inc. (Nasdaq: KINS)** (the "Company" or "Kingstone"), a Northeast regional property and casualty insurance holding company, today confirmed that its Board of Directors received a preliminary non-binding indication of interest from Griffin Highline Capital LLC with regard to an acquisition of all of the outstanding equity of the Company. Advising the Kingstone Board of Directors is TigerRisk Capital Markets & Advisory.

The Kingstone Board of Directors will carefully review the proposal to determine the course of action that it believes is in the best interest of the Company and all Kingstone stockholders.

## About Kingstone Companies, Inc.

Kingstone is a northeast regional property and casualty insurance holding company whose principal operating subsidiary is Kingstone Insurance Company ("KICO"). KICO is a New York domiciled carrier writing business through retail and wholesale agents and brokers. KICO offers primarily personal lines insurance products in New York, New Jersey, Rhode Island, Massachusetts, and Connecticut. Kingstone is also licensed in Pennsylvania, New Hampshire and Maine.

## Forward-Looking Statements

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. For more details on factors that could affect expectations, see Part I, Item 1A ("Risk Factors") of our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the Securities and Exchange Commission. These risks and uncertainties include, without limitation, the following:

- As a property and casualty insurer, we may face significant losses from catastrophes and severe weather events.

- Unanticipated increases in the severity or frequency of claims may adversely affect our operating results and financial condition.

- We are exposed to significant financial and capital markets risk which may adversely affect our results of operations, financial condition and liquidity, and our net investment income can vary from period to period.

- The insurance industry is subject to extensive regulation that may affect our operating costs and limit the growth of our business, and changes within this regulatory environment may adversely affect our operating costs and limit the growth of our business.

- Changing climate conditions may adversely affect our financial condition, profitability or cash flows.

- Because a significant portion of our revenue is currently derived from sources located in New York, our business may be adversely affected by conditions in such state.

- We are highly dependent on a relatively small number of insurance brokers for a large portion of our revenues.

- Actual claims incurred may exceed current reserves established for claims, which may adversely affect our operating results and financial condition.

- We rely on our information technology and telecommunication systems, and the failure of these systems could materially and adversely affect our business.

Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACT:
**Kingstone Companies, Inc.**
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319